SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 7, 2005

FLYi, Inc.
(Exact Name of Registrant as Specified in Charter)

                        Delaware   0-21976   13-3621051

                       State or Other   Commission File  IRS Employer
                       Jurisdiction of   Number   Identification No.
                       Incorporation

45200 Business Court, Dulles, VA 20166
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (703) 650-6000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 3.01. Notice of Delisting or Failure To Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 7, 2005, FLYi, Inc. (the “Company”) received a letter from The Nasdaq Stock Market, Inc. ("Nasdaq") notifying the Company that, in light of the Company’s announcement that it has filed for protection under Chapter 11 of the U.S. Bankruptcy Code (the “Filing”) and in accordance with Nasdaq Marketplace Rules 4300, 4450(f) and IM-4300, the Nasdaq Staff has determined that the Company’s common stock will be delisted from The Nasdaq Stock Market at the opening of business on November 16, 2005. The Company does not intend to appeal the Nasdaq Staff determination to delist the Company’s common stock from the Nasdaq Stock Market. In addition, the letter from Nasdaq stated that, as a result of the Filing, as of the opening of business on November 9, 2005, the fifth character “Q” will be appended to the Company’s trading symbol.

The letter from Nasdaq further stated that if the Company does not appeal the Staff’s determination to delist the Company’s common stock from The Nasdaq Stock Market, the Company’s common stock will not be immediately eligible to trade on the OTC Bulletin Board or in the “pink sheets,” and that the common stock may become eligible to so trade if a market maker makes application to register in and quote the security in accordance with Rule 15c2-11 under the Securities Exchange Act of 1934. Only a market maker, and not the Company, may make the application under Rule 15c2-11. The Company has advised the public, and reiterates, that the likely outcome of the company’s Chapter 11 case is the cancellation of the company’s existing common stock without consideration, in which case FLYi stock would have no value.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1 Company Press Release re: Nasdaq Notification

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLYi, INC.

November 10, 2005	By: /s/ David W. Asai
David W. Asai
Senior Vice President and Chief Financial Officer